Exhibit 10.2

Data Domain, Inc. Management Change in Control Plan

DATA DOMAIN, INC.

Management Change in Control Plan

(as adopted by the Board of Directors on March 26, 2007;

as amended May 29, 2007 and January 28, 2009)

WHEREAS, the board deems it advisable to provide for accelerated vesting of shares granted or issued to designated individuals and to adopt a policy for such acceleration in the interests of uniformity;

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approves the following policy to be applicable to all option grants, restricted stock units, and restricted stock issuance, made either in the past, at this meeting or in the future, to the individuals set forth on Attachment A hereto (each, a “Designated Individual”):

In the event of the Involuntary Termination (as defined below) of a Designated Individual’s employment or service following a Change in Control (as defined below), then such individual will vest in an additional 50% (100% in the case of Frank Slootman) of any then unvested option shares, restricted shares and/or restricted stock units, as applicable, as of the date of the Involuntary Termination.

RESOLVED FURTHER, that for purposes of the foregoing resolution, the following terms shall have the meanings indicated: “Involuntary Termination” shall mean either (i) involuntary discharge by the Company for reasons other than for Cause or (ii) voluntary resignation following (a) a change in position that involves a material reduction in the Designated Individual’s level of responsibility and/or scope of authority, (b) a reduction in base salary (other than a reduction generally applicable to other employees similarly-situated and in general the same proportion as for the Designated Individual), or (c) receipt of notice that the Designated Individual’s principal workplace will be relocated more than 40 miles, provided, however, that the Designated Individual shall provide notice to the Company within 90 days of the occurrence of a condition listed above in this subpart (ii) and allow the Company 30 days in which to cure such condition; for the purpose of clause (a) upon or after a Change in Control, a change in responsibility shall not be deemed to occur solely because the Designated Individual is part of a larger organization or because of a change in title (except for a change in the title of the Chief Executive Officer or the Chief Financial Officer). “Cause” shall mean (i) an unauthorized use or disclosure by the Designated Individual of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) a material failure by the Designated Individual to comply with the Company’s written policies or rules, (iii) the Designated Individual’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (iv) the Designated Individual’s gross misconduct; (v) a continuing failure by the Designated Individual to perform assigned duties after receiving written notification of such failure from the Board; or (vi) a failure by the Designated Individual to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Designated Individual’s cooperation;

RESOLVED FURTHER, that for purposes of the foregoing resolutions, “Change in Control” shall mean

The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

The sale, transfer or other disposition of all or substantially all of the Company’s assets;

A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (a) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

RESOLVED FURTHER, that each officer of the Company be, and each such officer hereby is, authorized and directed to take all action and to prepare, execute and delivery all documents which such officer deems necessary or advisable to carry out the intent of these resolutions, including (without limitation) entering into an appropriate agreement with each Designated Individual.

Management Change in Control Plan

Amendment No. 1

Approved by the Board of Directors on May 29, 2007 and January 28, 2009

WHEREAS, the board previously approved a Management Change in Control Plan (the “CIC Plan”) at its March 26, 2007 meeting that provides for certain “double trigger” acceleration of vesting of shares granted or issued to certain executive officers and key employee (the “Designated Individuals”) in connection with a Change in Control (as such terms are defined in the CIC Plan); and

WHEREAS, the Board desires to amend the CIC Plan to provide that in the event that the Board elects to cancel the Company’s outstanding options or other rights (including restricted stock units) pursuant to Sections 10.3(d) or 10.3(f) of the 2007 Equity Incentive Plan in connection with a Change in Control because the options or other rights are not assumed or substituted by the acquiring company or an affiliate or otherwise accounted for, then the Designated Individuals shall immediately vest in an additional 50% (100% in the case of Frank Slootman) of any then remaining unvested option shares and/or restricted stock units upon the closing of the Change in Control in place of (and not in addition to) any other acceleration of vesting the Designated Individuals may be entitled to under Sections 10.3(d) and 10.3(f) of the 2007 Equity Incentive Plan (the “Single Trigger Amendment”).

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approves the Single Trigger Amendment to the CIC Plan; and

RESOLVED FURTHER, that each officer of the Company be, and each such officer hereby is, authorized and directed to take all action and to prepare, execute and deliver all documents which such officer deems necessary or advisable to carry out the intent of these resolutions, including (without limitation) entering into an appropriate agreement or amendment with each Designated Individual.